EXHIBIT 99.1

5673 Airport Road Roanoke, VA 24012 Phone (540) 362-4911 Fax (540) 561-1448

CONTACT: Sheila Stuewe
Sstuewe@AdvanceAutoParts.com
Advance Auto Parts
(540) 561-3281

WESTERN AUTO SUPPLY TO END WHOLESALE SUPPLY PROGRAM

Roanoke, Virginia, October 6, 2003 – Western Auto Supply Company, a wholly owned subsidiary of Advance Auto Parts, Inc. (NYSE: AAP) announced today that after 2003 it will no longer supply merchandise and services to its wholesale distribution network of 304 independent Western Auto dealers, as well as 44 other independent retailers. Due to the wide variety of products supplied to the dealers and the reduced concentration of stores spread over a wide geographic area, it has become difficult to serve these dealers effectively.

During the transition, Western Auto Supply Company will assist the dealers in finding alternative suppliers for various goods and services, including establishing direct relationships with suppliers, as well as facilitate the dealers’ access to ongoing credit card programs. The majority of dealers are currently purchasing some of their products directly from other suppliers. The dealers that choose to continue to use the Western Auto name and trademark will have the opportunity to license them through 2006.

Advance Auto Parts, Inc. will report results from the Wholesale Segment, which consists solely of the wholesale distribution network, as discontinued operations beginning in the fourth quarter of 2003 and will change its presentation of historical results to reflect this decision. The Company is anticipating a net after tax loss from discontinued operations for 2003 of approximately $2.3 million, the majority of which will be incurred in the fourth quarter of 2003. This loss will include both the results of operations for the Wholesale Segment and certain expenses associated with discontinuing the wholesale supply program.

This decision will not impact Advance Auto Parts’ previously released guidance for the 2003 year of $4.01 to $4.11 in comparable earnings per diluted share, which excludes non-recurring items associated with the redemption of notes and debentures of $0.78, integration expenses related to the Discount Auto Parts acquisition of $0.16, and the positive effect of the 53rd week in the fourth quarter of approximately $0.10. The Company uses these non-GAAP-comparable measures as an indication of its earnings from recurring operations and believes it is important to the Company’s stockholders due to the non-recurring nature and significance of the excluded expenses. On a GAAP basis, the Company anticipates earnings per diluted share of $3.17 to $3.27, which includes the non-recurring expenses associated with the redemption of bonds and debentures in the first quarter, the integration expenses related to the Discount Auto Parts acquisition and the positive effect of the 53rd week.

Advance Auto Parts acquired Western Auto Supply Company in 1998, including 535 Parts America stores that were converted to Advance Auto Parts stores and the wholesale distribution network.

Advance Auto Parts, based in Roanoke, VA, is the second largest retailer of automotive parts in the United States. At October 2, 2003, the Company had 2,500 stores in 38 states, Puerto Rico and the Virgin Islands. Advance Auto Parts serves both the do-it-yourself and professional installer markets.

Certain statements contained in this news release are forward-looking statements. These statements discuss, among other things, Advance Auto Parts’ expected growth, store development and expansion strategy, business strategies, future revenues and future performance, including future free cash flow and earnings per share. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Advance Auto Parts’ products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, and other risk factors listed from time to time in Advance Auto Parts’ filings with the Securities and Exchange Commission. Actual results may materially differ from anticipated results described in these forward-looking statements. Advance Auto Parts intends these forward looking statements only as of the time of the news release and does not undertake to update or revise them, as more information becomes available.

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